Exhibit 99.1

Ampio Pharmaceuticals, Inc. Appoints New Independent Director

GREENWOOD VILLAGE, Colo., June 8, 2011/PRNewswire-First Call/ — Ampio Pharmaceuticals, Inc. (NASDAQ: AMPE) (“Ampio” or the “Company”), a developer of innovative proprietary drugs for metabolic, eye, kidney and CNS disease, male sexual dysfunction, and inflammation, today announced the appointment to its Board of Directors of Dr. David R. Stevens as an additional independent director. Dr. Stevens’ appointment, effective immediately, brings the number of independent directors on Ampio’s board to four out of six board seats.

Dr. Stevens is currently executive chairman of Cedus, Inc., a privately-held biopharmaceutical company, and serves on the Board of Directors of Poniard Pharmaceucials, Inc., a public biopharmaceutical company developing and commercializing cancer therapeutics, where he also serves on the Audit and the Nominating and Governance Committees. In addition, Dr. Stevens is a board member of Micro-Imaging Solutions, LLC, a privately held medical device company, and Aqua Bounty Technologies, a biotechnology company listed on the AIM market of the London Stock Exchange. Dr. Stevens formerly served as president and chief executive officer of Deprenyl Animal Health, Inc., a publicly traded veterinary pharmaceutical company, from 1990 to 1998. Dr. Stevens obtained his Ph.D. in comparative pathology from the University of California, Davis, and his B.S. and D.V.M. degrees from Washington State University.

“On behalf of our board of directors, I would like to welcome Dr. Stevens as our newest board member,” said Chief Executive Officer Don Wingerter. “Having personally led and served on the board of directors of a number of biopharmaceutical and medical device companies, Dr. Stevens has a wealth of industry, intellectual property and capital markets experience that our Board believes will prove invaluable as Ampio enters its next stage of growth as a public company.”

Dr. Stevens is being appointed to the Audit and Compensation Committees of the Ampio Board of Directors, replacing Michael Macaluso. Mr. Macaluso continues in his position as Chairman of the Board of Ampio.

About Ampio

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for metabolic disease, eye disease, kidney disease, inflammation, CNS disease, and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, such as changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Investor Relations

Ampio Pharmaceuticals, Inc.

303-418-1000